Exhibit 99.1

Waiver Under Change in Control and Severance Agreement

This Waiver under Change in Control and Severance Agreement (this “Waiver”) is made as of May 20, 2020 by and between Marin Software Incorporated, a Delaware corporation (the “Company”), and the executive of the Company identified below (the “Executive”).

WHEREAS, the Company and the Executive entered into the Change in Control and Severance Agreement dated as of April 12, 2018 (the “CIC and Severance Agreement”); and

WHEREAS, in light of the recent and anticipated effects of the COVID-19 virus on the Company’s business, the Company and the Executive have agreed to a 20% reduction in the Executive’s annual base salary to become effective as of June 1, 2020 and remain in effect until the parties agree to any subsequent increase (the “COVID-19 2020 Base Salary Reduction”), and, in connection therewith, the Company and the Executive wish to agree to the following waiver under the CIC and Severance Agreement.

NOW, THEREFORE, for good and valuable consideration and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

1.

Agreement re COVID-19 2020 Base Salary Reduction.  The Executive consents to the COVID-19 2020 Base Salary Reduction as a one-time waiver of the Executive’s right to assert “Good Reason” for purposes of the CIC and Severance Agreement and the Executive agrees that the COVID-19 2020 Base Salary Reduction shall not constitute “Good Reason” for purposes of the CIC and Severance Agreement.  Should the Company reduce the Executive’s salary again after the COVID-19 2020 Base Salary Reduction, then the Executive may assert Good Reason again subject to all of the conditions set forth in the CIC and Severance Agreement.  The Executive’s annual target cash bonus as a percentage of annual base salary will not change, but any cash bonus for 2020 will be calculated based on actual salary paid in 2020 (which will therefore reflect the reduced annual base salary from and after June 1, 2020).

2.

Calculation of Severance Payments.  The Company and the Executive agree that any cash severance payments that the Company may become obligated to pay to the Executive pursuant to Section 2(a) of the CIC and Severance Agreement in connection with any Qualifying Termination (as defined in the CIC and Severance Agreement), or pursuant to Section 3(a) of the CIC and Severance Agreement in connection with any CIC Qualifying Termination (as defined in the CIC and Severance Agreement), shall be calculated using the Executive’s monthly base salary or annual target bonus, as applicable, at the rate in effect immediately prior to the COVID-19 2020 Base Salary Reduction (“Prior Amounts”) or any increased amounts (provided no less than the Prior Amounts) subsequently agreed to by the Company and Executive, rather than the Executive’s monthly base salary or annual target bonus, as applicable, in effect as a result of the COVID-19 2020 Base Salary Reduction.

3.	Other than as expressly set forth in this Waiver, the CIC and Severance Agreement shall remain in full force and effect from and after the date hereof in accordance with its terms.

IN WITNESS WHEREOF, each of the Company and the Executive has caused this Waiver to be executed by its duly authorized representative as of the date set forth above.

MARIN SOFTWARE INCORPORATED

By:_______________________________

Name:

Title:

EXECUTIVE – [name]

_______________________________